FAR WEST GOLD, INC.
                          #10 Exchange Place, Room 304
                           Salt Lake City, Utah 84111

                                    MINUTES
       ORGANIZATIONAL MEETING AND AUTHORIZATION FOR PUBLIC STOCK OFFERING
                                August 26, 1983

     The undersigned founders, incorporators and directors of Far West Gold, Inc. met this date pursuant to unanimous agreement and consent, and with proper notice of meeting acknowledged, to organize the corporation in conformity with pre-incorporation understanding. Mr. Arthur Blake Thomas presented Articles of Incorporation filed with the Utah Secretary of State date stamped as received July 13, 1983, and opened the meeting as Temporary Chairman asking Rudolph M. Miller to act as Secretary. Each director as named in the Articles expressed acceptance of the position, agreeing to lawfully and properly act in such capacity during his tenure, with his signature hereto attesting to same. Each director agreed to give affidavit for the corporate files and purposes as to his history background and any data relating to criminal or securities law violations having any materiality. Each director stated he was under no charge, injunction, or investigation as to securities laws and had never been convicted of a felony.

     Chairman Thomas opened the meeting to nomination and election of corporate officers, nominating himself as President and Treasurer; Clinton D. Schurtleff, Vice President; and Rudolph M. Miller as Secretary. No other nominations were made and said slate received unanimous vote. Each accepted office and duties thereof. Mr. Thomas was unanimously chosen as regular Chairman of the Board of Directors without dissent. Pursuant to pre-incorporation intent, Arthur Blake Thomas reaffirmed his subscription to original investment stock as stated below, offering payment therefor. The respective subscription and payment was accepted as follows:

Arthur Blake Thomas      2,800,000 sh. @ $0.002631     $7,500.00
Alma Sachs               1,425,000 sh. @ $0.002631     $3,750.00
J.L. Sachs               1,425,000 sh. @ $0.002631     $3,750.00

     The President and Treasurer were authorized and instructed to deposit said $15,000 in corporate account with First Security Bank of Utah, 405 South Main, Salt Lake City, Utah 84111, with any withdrawals valid under signature of the President-Treasurer (Arthur Blake Thomas), and was further instructed to enter said stockholdings upon the books of the corporation and further to select in his judgment appropriate stock certificates and cause' the proper execution of same for each stockholder. The undersigned (Mr. Thomas) acknowledged he will pay for his stock the amount of $0.002631 per share and will deposit his check for $7,500.00 an dthe check of J.L. Sachs for $3,750.00 in the above designated bank.

     The President and Secretary were unanimously instructed to purchase necessary seal, minute books and stock records and minor supplies, and to enter these minutes, Certificate of Incorporation, articles, etc. in the official records. The Treasurer shall give receipts for appropriate monies to the purchaser and maintain records thereof. The Company's register and transfer agent shall be the American Registrar & Transfer Co., $10 Exchange Place, Salt Lake City, Utah 84111.

     In line with pre-incorporation understanding, it was further

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     RESOLVED: That Arthur Blake Thomas,  President, be and is hereby authorized and directed to have prepared and to file the necessary  application  documents,
exhibits,   prospectuses  and  offering   circulars  with  the  Utah  Securities
Commission, at the earliest possible date, in order to secure registration of 15,000,000 shares of the common stock of Far West Gold, Inc. to be offered to bona fide residents of the State of Utah only at a public offering price of $0.001 per share. Directors agree to sign any necessary and standard documents, and do herewith accept the Terms and Conditions of Registration as outlined by form document of the Securities Commission. President and Secretary are authorized to sign any other necessary and standard application forms without additional Board authorization. The President shall proceed with counsel and necessary assistance in working out, at his discretion, details and content of offering circular and other matters relating to registration and public offering.

     Further, RESOLVED: That Attorney Ronald L. Poulton, #9 Exchange Place, Salt Lake City, Utah be employed and retained by the President to assist with an prepare registration application and exhibits, represent the company before the Securities Commission, and to render legal opinion as required as to the validity of proposed stock issue when registered, etc. The President is authorized to sign for the Company, attorney/client retainer agreement at a fee considered by him as reasonable.

     Further, RESOLVED: That a Certified Public Accountant be retained by the Company to prepar necessary financial statements as part of registration application, and to be printed in Offering Circular. The President may negotiate a total reasonable fee for his services and should proceed immediately. Consent to use of his Statements shall be obtained.

     Further, RESOLVED: That Jeffrey L. Sachs of 264 South 9800 East, Salt Lake City, Utah 80470 be and is appointed Sales Agent for any issue registered and approved and subject to all terms and conditions therein contained. It is understood that he is properly registered except specific card and license may be required for this particular issue and company. No special bond shall be required. Sales agent shall sign Fund Escrow Agreements along with any depository bank and the Company, relating to his handling and turnover of funds. He shall pay his own normal day-to-day expenses in effecting contracts and sales.

     Further, RESOLVED: That the principal office of the Company shall be #10 Exchange Place, Room 304, Salt Lake City, Utah 84111.

     Directors and officers agree to supply all necessary data, documents, and financial statement, etc. to Attorney Poulton for preparation of registration -- working with President Thomas who shall officially be listed as Correspondent in said registration.

     It is understood company operations, which were discussed and may be varied, will not be assured or definitely ascertained until registration is approved and minimum sales of stock is effected. The officers are instructed, as near as possible, to hold other offering costs, besides sales commission, to $4,500.00, and believe the minimum objectives of the Company can be pursued with a bank fund escrow being cleared to the company of a total of $50,000.00. During the escrow period of initial sales funds, no salaries or other remuneration shall be paid to officers. Total salaries that may be paid later, must in no case exceed 10% of the offering for the first year. It is understood that the company presently owns no properties, leases or options.

                               BOARD OF DIRECTORS

                                                  /s/ Arthur Blake Thomas
                                                  -----------------------
                                                  Arthur Blake Thomas

                                                  /s/ Rudolph M. Miller
                                                  ---------------------
ATTEST:                                           Rudolph M. Miller

/s/ Rudolph M. Miller                             /s/ Clinton D. Shurtleff
---------------------                             ------------------------
Secretary - FAR WEST GOLD, INC.                   Clinton D. Shurtleff

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